Exhibit 10.2

Execution Copy

Newton Acquisition, Inc.

October 4, 2005

Mr. Burton Tansky
Chief Executive Officer
The Neiman Marcus Group, Inc.
1618 Main Street
Dallas, Texas 75201

Re:  Opportunity to Acquire Shares and Options

Dear Burt,

As you know, The Neiman Marcus Group, Inc. (“NMG”) is in the process of undergoing a change of control, and following the change of control, 100% of its outstanding shares will be owned by an entity called Newton Acquisition, Inc. (“Newco”).  This transaction is pursuant to an Agreement and Plan of Merger, dated as of May 1, 2005, by and among Newco, Newton Acquisition Merger Sub, Inc. and NMG (the “Merger Agreement”).  Although a delay is possible, we expect that the closing of the transaction will occur on October 6, 2005 (the “Closing”).

In connection with the transaction, we are pleased to offer you the opportunity to invest in shares of common stock of Newco (the “Shares”) on the terms and conditions set out below.  In addition, pursuant to the terms of the non-qualified stock option agreements (each, an “Option Grant Agreement”) awarding those options as set forth on Schedule I hereto (the “Rollover Options”), the Committee (as defined in each such Option Grant Agreement) has determined on October 3, 2005 (the “Committee Determination”) that these Rollover Options will not be subject to the cash-out provisions of Section 2.2 of the Merger Agreement and will therefore remain outstanding as of the Closing unless you choose to exercise them prior thereto, and Newco has agreed to assume and adjust the Rollover Options not so exercised to provide you with options to purchase shares of common stock of Newco (the “Newco Options” and together with the Shares, your “Newco Equity”) on the same terms and conditions as set forth in the applicable Option Grant Agreement and the plan pursuant to which such awards were made, except as expressly set forth herein.  In addition to the Rollover Options, you hold shares of common stock of NMG and are being given the opportunity to invest on a tax-deferred basis by “rolling over” some of these shares of common stock of NMG (any such shares being rolled over, the “Rollover Shares”).

1.             Merger Consideration; Rollover Equity.  As a result of the transactions contemplated by the Merger Agreement, absent an election to contribute or “rollover” the Rollover Shares as contemplated in this agreement (this “Agreement”), you would be entitled, with respect to your

Rollover Shares, to the “Merger Consideration” (as defined in the Merger Agreement).  In particular, you would be entitled to the Merger Consideration in exchange for each Rollover Share (the aggregate such amount with respect to the Rollover Shares, the “Rollover Share Merger Consideration”).  You would also be entitled to the same consideration for shares you received pursuant to an election, prior to the Closing, to exercise some or all of the Rollover Options (the aggregate such amount with respect to the Rollover Options, the “Rollover Option Merger Consideration” and, with the Rollover Share Merger Consideration, the “Rollover Merger Consideration”).  By completing the Acceptance Form below, you agree (i) not to exercise the Rollover Options and (ii) to contribute your Rollover Shares to Newco.  Newco agrees to accept your Rollover Shares and assume and adjust your Rollover Options as provided herein.  This rollover will occur as set forth below in “Sale and Purchase of Newco Equity; Rollover Mechanics”, and you hereby agree that as a result you will not be entitled to receive any Rollover Merger Consideration.

2.             Sale and Purchase of Newco Shares; Rollover Mechanics.  By completing and returning the Acceptance Form below, you agree to, immediately prior to the Closing, contribute your Rollover Shares to Newco and agree to forego any Rollover Share Merger Consideration to which you would otherwise have been entitled absent an election to invest in the Shares.  The Rollover Shares so contributed will be canceled and retired without any conversion thereof or payment or distribution thereon, as set forth in Section 2.1(b) of the Merger Agreement.  Additionally, pursuant to the terms of the Option Grant Agreements, you will, immediately prior to the Closing, cease to have any rights with respect to your Rollover Options including any Rollover Option Merger Consideration to which you would otherwise have been entitled absent the Committee Determination and your agreement not to exercise the Rollover Options.  The Rollover Options will be converted into the Newco Options without any payment or distribution thereon.

In exchange for the Rollover Shares, you will receive such number of Shares having an aggregate value equal (based on the valuation and capitalization set forth in Schedule I) to the aggregate value of the Rollover Shares immediately prior to the Closing as indicated on the Acceptance Form.  As soon as practicable following the Closing, you will either become the holder of record or receive physical certificates of the Shares.

3.             Rollover Share Certificates; Assumption and Adjustment of the Rollover Options.  With respect to the Rollover Shares, you hereby authorize NMG to take such action as may be necessary to cause the Rollover Shares to be rolled over.

You agree that you will not exercise the Rollover Options prior to the Closing.  Newco agrees to assume the Rollover Options on their current terms and conditions, except that:

(a)   the Newco Options will be fully vested at all times, except as provided in Section 7(b) below;

(b)   the Newco Options will be exercisable for Shares;

(c)   the exercise price per Share of each Newco Option will equal the lesser of (i) 25% of the fair market value of a Share, or (ii) the percentage of the fair market value of a Share that equals the ratio of the exercise price per NMG share of such option to the Merger Consideration;

(d)   the number of Shares underlying each Newco Option shall be as set forth in Schedule I; and

(e)   at least 10 days prior to the termination or expiration of any Newco Option for any reason, if there is not a Public Market (as defined in the Stockholders’ Agreement) for the Shares, Newco will permit you to exercise any such vested Newco Options through net-physical settlement (i.e., by delivery of Shares net of the number of Shares having a Fair Market Value (as defined in the Stockholders’ Agreement, defined below) equal to the applicable exercise price and applicable withholding taxes at the minimum statutory rate), unless (i) Newco’s independent auditors determine that net-physical settlement of any such Newco Options would produce less-favorable accounting consequences for Newco or its affiliates than if you paid the exercise price for any such vested Newco Options in cash (other than those that would have an immaterial effect) or (ii) Newco receives advice from counsel, in accordance with Section 10 below, that such net-physical exercise would result in a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  If, in accordance with this paragraph, you are entitled to exercise Newco Options through net-physical exercise, Fair Market Value will be determined as set forth in the Stockholders’ Agreement, including any right to an Outside Appraisal (as defined therein).

4.             Acceptance and Closing; Conditions.  You may accept this offer and the terms of this Agreement by completing and returning the Acceptance Form below, in which case the closing of the acquisition of your Newco Equity will occur immediately after the Closing.  This offer is conditioned upon the occurrence of the Closing.  If the Closing does not occur on or before October 17, 2005 (the “Closing Deadline”), this Agreement will be canceled and you will have no rights with respect hereto and any Rollover Shares that you have transferred or cash payment that you have made pursuant to Section 3 will be returned to you; provided, that if Newco determines on or before the Closing Deadline and in good faith that the Closing is likely to occur on or before October 31, 2005, the Closing Deadline shall automatically be extended to October 31, 2005.

5.             Limitation.  Newco, in its discretion, may limit the number of Shares that you may purchase, and therefore may choose not to accept the full amount of your investment election with respect to your Rollover Shares.  Rollover Shares not so accepted pursuant to the preceding sentence will be treated in accordance with the provisions of the Merger Agreement.

6.             Vesting.  Your Shares when issued will be fully vested.

7.             Stockholders’ Agreement; Certain Other Agreements.

(a)   By completing and returning the Acceptance Form below, you agree to become a party to the Management Stockholders’ Agreement, a copy of which is attached hereto as Annex A, as may be amended from time to time in accordance with its terms (the “Stockholders’ Agreement”) and you will be subject to the terms and conditions thereof with respect to your Shares; provided that the Shares shall not be subject to the call right in Section 3(b).  Newco agrees that it will, and that it will cause the Majority Stockholder (as defined below) to, also become a party to the Stockholders’ Agreement.

(b)   In addition to the terms and conditions of the Stockholders’ Agreement, with respect to Newco Options for a total of 1,810.4095 Shares, as determined pursuant to Schedule I (the “Excess Options”), in the event that, on or before the first anniversary of the Closing, your employment with NMG or any of its affiliates terminates as a result of NMG or its affiliates terminating your employment for Cause (as such term is defined in your employment agreement with NMG, dated October 6, 2005 (your “Employment Agreement”)), your voluntary resignation other than for your retirement or for Good Reason (as such term is defined in your Employment Agreement), Newco and its affiliates shall have the right, at any time until the earlier of (x) the fifth anniversary of the Closing or (y) a Public Market (as such term is defined in the Stockholders’ Agreement) exists for the Shares, to, at any time after delivery of a notice to you or your estate:

i.            Cancel each Excess Option in exchange for a cash payment for each Share underlying such Excess Option being canceled equal to the difference between (1) the lesser of (A) Fair Market Value of the Share (as such term is defined in the Stockholders’ Agreement and subject to any right to seek an Outside Appraisal in accordance with the Stockholders’ Agreement) underlying such Excess Option and (B) $1,445 (whichever such amount applies, the “Excess Share Buyout Price”) and (2) the per Share exercise price of such Excess Option being canceled; or

ii.           Purchase any or all Shares you hold as a result of the exercise of any or all of the Excess Options for the Excess Buyout Price.

(c)   If, after the Closing Date but prior to the existence of a Public Market, Newco or Newton Holding, LLC (“Newton LLC”) proposes to issue additional shares of common stock of Newco or membership interests of Newton LLC (in each case with the exception of any issuance in connection with any merger, acquisition or similar corporate event or to employees pursuant to an employee incentive plan), Newco or Newton LLC, as applicable, shall provide written notice (the “Issuance Notice”) to you of such anticipated issuance no later than ten (10) days prior to the anticipated issuance date.  The Issuance Notice shall set forth the material terms and conditions of the issuance, including the proposed purchase price for the new shares of common stock of Newco or membership interests of Newton LLC.  You shall have the right, upon receipt of the Issuance Notice, to purchase additional shares of common stock of Newco up to your pro rata portion (based on the number of shares of common stock of Newco you own or subject to vested stock options you hold immediately prior to such issuance), at the price and on the terms and conditions specified in the Issuance Notice by delivering an irrevocable written notice to Newco no later than five (5) days before the anticipated issuance date, setting out the number of new shares of common stock of Newco for which the right is exercised; provided that if the issuance is of membership interests in Newton LLC, your pro rata portion shall be calculated as if the shares of common stock of Newco held by you and all other holders of the shares of common stock of Newco (other than Newton LLC) were converted into membership interests in Newton LLC and you held such membership interests together with all of the holders of membership interests in Newton LLC on the date the notice was delivered.  If you fail to exercise all or a portion of your preemptive rights, Newco or Newton LLC, as applicable, shall be permitted to complete the proposed issuance without any further notice or action related to the rights provided in this Section 7(d).  In the event that Newton LLC proposes to issue new membership interests, Newton LLC and Newco may determine, in their sole discretion, to permit you to exercise your preemptive rights to purchase membership interests in Newton LLC rather than additional shares of common stock of Newco.

8.             Tax Reporting.  It is intended that the rollover of the Rollover Shares and Rollover Options contemplated herein shall be treated as a tax-free transfer under the Code.

All discussions of U.S. federal tax considerations in this document have been written to support the marketing of the Shares.  Such discussions were not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding U.S. federal tax penalties.  You should consult your own tax advisers in determining the tax consequences of the rollover and of holding the Shares, including the application to your particular situation of the U.S. federal tax considerations discussed herein, as well as the application of state, local, foreign, or other tax laws.

9.             Representations; Acknowledgements.  By signing below and completing and returning the Acceptance Form, you hereby represent and warrant to Newco and NMG that:

(i)                                     you have the requisite power, authority and capacity to execute this Agreement and to deliver or cause to be delivered the Rollover Shares, to perform your obligations under this Agreement and to consummate the transactions contemplated hereby;

(ii)                                  the Acceptance Form has been duly and validly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally;

(iii)                               the Shares are being acquired for your own account, for investment purposes only and not with a view to or in connection with any distribution, reoffer, resale, public offering or other disposition thereof not in compliance with the Securities Act of 1933 (the “Securities Act”), as may be amended from time to time, or any applicable United States federal or state securities laws or regulations;

(iv)                              you are an “accredited investor”, as defined in Rule 501(a) under the Securities Act, which means you are:

a.               A person whose individual net worth, or joint net worth with your spouse, exceeds $1,000,000;         OR

b.              A person whose income exceeded $200,000 in each of the two most recent years, or joint income with your spouse exceeded $300,000 in each of those years, and you have a reasonable expectation of reaching the same income level in this year;

(v)                                 you possess such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transaction in which NMG and Newco propose to engage in particular;

(vi)                              you have had access to all of the information and individuals with respect to the Shares and your investment that you deem necessary to make a complete evaluation thereof;

(vii)                           you have had an opportunity to consult an independent tax and legal advisor and your decision to acquire the interest for investment has been based solely upon your evaluation;

(viii)                        you are aware that the Internal Revenue Service or other relevant taxing authority may take a position regarding the rollover contemplated in this Agreement and/or the tax classification of Newco and the Shares contrary to that intended by Newco as provided in this Agreement and except as specifically provided in Section 10 herein you shall be solely responsible for any and all tax or other liabilities that may result from the IRS’s or other relevant taxing authority’s position; and

(ix)                                you are aware that the Stockholders’ Agreement provides significant restrictions on your ability to dispose of the Newco Equity.

By electing to contribute the Rollover Shares and not to exercise your Rollover Options pursuant to this Agreement, you acknowledge that you are instructing Newco and its affiliates to distribute to you, following the Closing, Shares and Newco Options instead of cash, as described above, and you hereby acknowledge that you do not have, and will not assert that you have, any claim against Newco, the Majority Stockholder (as defined below) or their respective affiliates to receive the Merger Consideration or any other payment in exchange for the Rollover Shares, except as contemplated herein.

The “Majority Stockholder” shall mean, collectively or individually as the context requires, Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Germany Private Equity VIII K.G, Warburg Pincus Private Equity IX, L.P and/or their respective affiliates, successors or assigns.

10.           Section 409A of the Code; Other Tax Provisions.  If Newco receives the advice of counsel selected by Newco and reasonably acceptable to you that any payment or distribution with respect to the Rollover Shares or Rollover Options (or the Shares and Newco Options you receive as a result of rolling over the Rollover Shares or Rollover Options) or the conversion of the Rollover Shares or Rollover Options into Shares and Newco Options pursuant to the terms of this Agreement (the “Payment”) would result in the imposition of a 20% additional tax pursuant to Section 409A of the Code, Newco shall have the right to make such modifications or amendments to Shares and/or Newco Options as are reasonably necessary to avoid the application of Section 409A of the Code, after consultation with you and your counsel.  In making any such amendments or modifications, Newco shall take all steps to put you in substantially the same economic position as you would have been in had such modifications or amendments not been made, to the extent reasonably practical.  You hereby stipulate that Cleary Gottlieb Steen and Hamilton LLP is acceptable counsel for purposes of this Section 10.  If, after giving effect to any such modifications or amendments, any Payment results in the imposition of an 20% additional tax, penalties and interest under Section 409A of the Code, Newco will pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any 20% additional tax imposed under Section 409A of the Code, and any federal, state and local income, employment and excise tax imposed upon any Gross-Up Payment shall be equal to such 20% additional tax, penalties and interest.

In addition, the parties hereto expect that the rollover will be treated for federal income tax purposes as a tax-free rollover.  In the event the Internal Revenue Service challenges the structure of the rollover of your Rollover Shares or Rollover Options into Newco Equity, as set forth herein, the parties shall use their reasonable efforts and take reasonable actions to minimize any adverse tax treatment, including, without limitation, exercising Options.  If, after taking all reasonable and appropriate actions, you incur penalties or interest as a result of the Internal Revenue Service’s challenge, Newco will indemnify you for such penalties and interest costs on a net after-tax basis as described in the preceding paragraph.

11.           Other NMG Interests.  You acknowledge that any other equity or equity-based interests that you hold in NMG that you do not elect to roll over, or which are not accepted for rollover for any reason pursuant to this Agreement, will be treated in accordance with the Merger Agreement.

12.           Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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[Signature Page Follows]

Please sign your name on the space provided below and please indicate whether and how you would like to invest in Newco by completing and executing the Acceptance Form attached to the end of this Agreement.  Please return an executed copy of this Agreement and the Acceptance Form in original form or by FAX no later than 1:00 p.m. (Central Daylight Time) on Monday, October 4, 2005 to the attention of Marita O’Dea, The Neiman Marcus Group, 1618 Main Street Dallas, TX 75201. The fax number is 214-743-7605.  (If you fax your election form on Monday, the original should be delivered to Marita O’Dea no later than Wednesday, October 5, 2005).

Sincerely,

/s/ David Spuria
Newton Acquisition, Inc.
	By:	David Spuria
	Title:	Vice President

Agreed to and Accepted by:

/s/ Burton M. Tansky
Burton M. Tansky

By execution below, NMG and its respective affiliates agree, if so directed by you, to use reasonable efforts to effect a rollover pursuant to this Agreement as a tax-free distribution, unless otherwise required pursuant to a final determination, as defined in Section 1313 of the Code:

/s/ Nelson A. Bangs
for The Neiman Marcus Group, Inc.
By:	Nelson A. Bangs
Title:	Senior Vice President

S-1

Acceptance of Offer to Acquire Shares and Options of Newco (the “Acceptance Form”)

Pursuant to the terms and conditions set forth in letter to me dated October 4, 2005 (the “Letter”), I, Burton M. Tansky, hereby elect make an investment in Newco in the amount and manner below:

1.  I will purchase Shares by contributing to Newco 13,419 shares of common stock of NMG having a value of $1,341,900 (at $100 per share).

2. I will not exercise any of the options to purchase NMG shares listed on Schedule I, which have an aggregate in-the-money value of $7,908,125.

Aggregate Investment = $9,250,025 (sum of 1 and 2)

/s/ Burton M. Tansky
Burton M. Tansky

October 4, 2005
Date